Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Robert E. McNamara (the “Executive”), and Accuray Incorporated (the “Company”), effective on the eighth calendar day following the Executive’s signature (the “Effective Date”), unless he revokes his acceptance in accordance with the terms of Section 5(b), below.

WHEREAS, the Executive was the Chief Financial Officer of the Company, pursuant to the terms of an employment offer letter dated November 10, 2006 (the “Employment  Agreement”);

WHEREAS, the Executive resigned effective September 11, 2008; and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                       Resignation of Employment. The Executive confirms his resignations of his employment, and his position as an officer of the Company, and his position as a director of any Company subsidiary effective September 11, 2008 (the “Resignation Date”). The parties hereby acknowledge and agree that the Executive’s resignation of employment constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”). As of the Resignation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder, except as expressly provided herein.

2.                                       Payment of Accrued Wages and Expenses. The Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation and/or paid time off, less applicable taxes and other authorized withholding. The Executive shall be promptly reimbursed for all expenses incurred by him on behalf of the Company on or before the Resignation Date, in accordance with the Company’s expense reimbursement policies. The Executive shall submit any request for reimbursement of such expenses to the Company no later than October 31, 2008.

3.                                       Cash Severance Benefits and COBRA Premiums. The Executive agrees that, except as set forth in this Agreement, he is entitled to no additional pay or benefits in conjunction with the termination of his employment. On the first business day following the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service, the Company shall pay to the Executive, in a lump-sum, cash severance in the gross amount of $564,140.66 (five hundred sixty-four thousand, one hundred forty dollars and sixty-six cents) (the “Severance Payment”), which the parties acknowledge and agree represents the amount of the “Severance Payment” calculated under, and as defined in, Section 6(a) of the Employment Agreement, consisting of twelve months’ base salary ($316,300), target bonus at 65% of the

Executive’s annual base salary ($205,595), and pro-rated bonus for the current fiscal year at target ($42,245.66). The Severance Payment shall be paid net of applicable taxes and other authorized withholding. In addition, in the event that the Executive elects to continue healthcare coverage pursuant to the Consolidated Omnibus Budget and Reconciliation Act and/or any similar state law (collectively, “COBRA”) for himself, his spouse and his children, as applicable and to the extent eligible, the Company shall pay the Executive’s COBRA premiums for the period commencing on the date on which the Executive’s Company-sponsored healthcare coverage would otherwise terminate (absent COBRA) and ending on the earlier to occur of the twelve (12) month anniversary of such date or the expiration of the period during which the Executive would be entitled to continuation coverage under COBRA absent this provision. The parties acknowledge and agree that the payment of the Severance Payment is being delayed in compliance with Section 409A(a)(2)(B)(i) of the Code.

4.                                       Stock Options and Restricted Stock Units. The Executive acknowledges that as of the Resignation Date, the Executive was vested in Stock Options and Restricted Stock Units (“RSUs”) as reflected in the report attached as Exhibit A hereto. The Executive further acknowledges that, pursuant to the terms of the Employment Agreement, vesting in the Executive’s outstanding Stock Options was accelerated as of the Resignation Date with respect to 127,916 (one hundred twenty-seven thousand, nine hundred sixteen) Stock Options, and an additional 2,500 (two thousand five hundred) RSUs were released. The amount of additional Stock Option acceleration and RSU release is equivalent to that which would have occurred during the twelve month period immediately following the Resignation Date, had the Executive remained employed through that additional period. The Executive hereby agrees that except as so expressly provided, and as reflected in Exhibit A, vesting in the Stock Options and RSUs ceased on the Resignation Date, and all Stock Options and RSUs not then vested were cancelled and forfeited as of that date. Except as specifically set forth herein, the Executive’s rights with respect to Stock Options and RSUs issued to him are governed by the Stock Option and Restricted Stock Unit Agreements entered into between the Executive and the Company, and the applicable Company equity incentive plan(s) and Notice(s) of Grant. Promptly following the Effective Date of this Agreement, the released RSUs shall be released in book to E*Trade.

5.                                       General Release of Claims by the Executive.

(a)                                  The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the

Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, including, without limitation, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i)                                          Claims under this Agreement;

(ii)                                       Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)                                    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA and/or any similar state law;

(iv)                                   Claims to vested rights or benefits, if any, under the Company’s 401(k) plan;

(v)                                      The Executive’s rights as a shareholder of the Company;

(vi)                                   The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure damages for any alleged discriminatory treatment; and

(vii)                                The Executive’s right under applicable law (including California Labor Code Section 2802), the Indemnity Agreement between the Company and the Executive dated as of March 17, 2006 and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties. The Company represents that it has in place D&O insurance that, to the extent of the policy terms, covers acts of and omissions by the Executive in his prior role as Chief Financial Officer of the Company.

(b)                                 In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)                                               This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)                                            The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)                                         This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)                                        The Executive has been advised to consult an attorney before signing this Agreement.

(v)                                           The Executive has been granted forty-five (45) days after he is presented with this Agreement to decide whether or not to sign this Agreement. If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the forty-five (45) day period.

(vi)                                        The Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 16 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

6.                                       The Company’s Release of Claims. The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it has or may have against the Executive arising from or related in any way to his employment with the Company or service as a director or officer of the Company or any of its subsidiaries or affiliates or the discontinuance of his employment with the Company or services as a director or officer of the Company or any of its subsidiaries or affiliates and that are based upon facts known, or which in the exercise of reasonable diligence could or should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or gross recklessness (including, but not limited to, fraud, embezzlement, misappropriation, or other malfeasance).

7.                                  Waiver of Rights Under California Civil Code Section 1542. The Company and the Executive acknowledge that they have been advised of and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Being aware of said code section, the Company and the Executive hereby expressly waive any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect; provided, however, that such waiver is not intended to affect claims expressly preserved under the terms of the parties’ respective releases.

8.                                  Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, executives or business. The Company agrees that its Board members, officers, and investment relations management personnel shall not disparage or otherwise communicate negative statements or opinions about the Executive. Notwithstanding this Section 8, nothing in this Agreement is intended to prevent the Executive or any person affiliated with the Company from giving truthful testimony in any legal, administrative or regulatory proceeding or investigation or as otherwise required by law, subpoena, or other legal process.

9.                             Restrictive Covenants. The Executive acknowledges his continuing obligations, pursuant to Section 8(a), (b) and (d) of the Employment Agreement.

10.                       Cooperation. The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation that the Company or any government entity may conduct. The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred, and shall compensate the Executive at the rate of $152 per hour for time spent complying with this Section 10. The Executive shall submit an invoice for any time spent, and expenses incurred, at the Company’s request pursuant to this Section 10. Such invoices shall be submitted within 10 days after the end of the month in which services were provided and/or expenses incurred, and shall be paid by the Company within 30 days of receipt.

11.                       Executive’s Representations and Warranties. The Executive represents and warrants that:

(a)                                       He has been paid all wages owed to him by the Company, including all accrued, unused vacation and/or paid time off, as of the date of execution of this Agreement;

(b)                                      As of the date of execution of this Agreement, he has not sustained any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c)                                       The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as specifically allowed by this Agreement.

12.                       Confidential Information; Return of Company Property.

(a)                                       The Executive hereby expressly confirms his continuing obligations to the Company pursuant to Section 8(a) of the Employment Agreement, and pursuant to the Employee Confidentiality and Inventions Agreement executed by the Executive, a copy of which is attached as Exhibit B and incorporated herein by reference.

(b)                                      The Executive shall deliver to the Company within five days of the Effective Date, all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company and its customers’, business plans, marketing strategies, products, processes or business of any kind, and all originals and copies of documents that contain proprietary information or trade secrets of the Company that are in the possession or control of the Executive or his agents or representatives. Notwithstanding the generality of the foregoing, the Executive may retain his own personnel documents, agreements between the Executive and the Company, and his own compensation and stock documents.

(c)                                       The Executive shall return to the Company within five days of the Effective Date all equipment of the Company in his possession or control. Notwithstanding the foregoing, the Executive shall have the opportunity to purchase the Company laptop computer issued to him for the amount of $1,200 (one thousand two hundred dollars, which is its depreciated value; provided, however, that the Executive shall return the laptop computer to the Company within the five-day time period stipulated by this Section 12(c) so that the Company has the opportunity to remove from it all Company information and software. The Company shall return the laptop computer to the Executive within five days of his surrender of it.

(d)                                      Notwithstanding the provisions of Section 12(a) through (c), the Executive shall be entitled to retain and use electronic and hard copies of his Company Outlook Contact files.

13.                       Taxes. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

14.                       In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Jose, California, in accordance with the applicable dispute resolution rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within one (1) year of the event(s) giving rise to the controversy, claim or dispute, and no less than ninety (90) days after the filing party has given notice of such breach to the other party; provided, however, that the one-year period referenced in this Section 14 shall not to applicable in the event that commencing the arbitration is prevented for reasons beyond the control of the party demanding arbitration; and provided further that the 90-day period referenced in this Section 14 shall be extended during any period in which the parties are attempting to informally resolve any dispute. The arbitrator shall have authority to award the prevailing party attorneys’ fees and expert fees, as provided by law, in addition to any other relief awarded. The Parties have the right to seek review in any California court for any errors of law by the arbitrator. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 12(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 12(a) and (b) of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

15.                                 Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

16.                                 Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

Accuray Incorporated
Attn: Euan Thomson, CEO
cc to: General Counsel
1310 Chesapeake Terrace
Sunnyvale, CA 94089
Phone: 408-716-4600
Fax: 408-716-4747

(b)	If to the Executive:

Robert E. McNamara
56 Politzer Drive
Menlo Park, CA 94025
Phone: 650-326-4511
Fax: 650-326-1863

17.                                 Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This Section shall not operate, however, to sever (a) the Executive’s obligation to provide the binding release to all entities intended to be released hereunder; or (b) the Company’s obligations under Sections 3, 4 and 6 of this Agreement.

18.                                 Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

19.                                 Integration Clause. This Agreement, the Employment Agreement, and the Employee Confidentiality and Inventions Agreement, contain the entire agreement of the parties with regard to the matters referenced herein and supersede any prior agreements as to such matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.

20.                                 Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

21.                                 Binding on Successors. This Agreement shall be binding on the Parties’ respective successors and assigns.

22.                                 Section 409A of the Code.

(a)                                  The payments and benefits under this Agreement are intended to comply with or be exempt from the application of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)                                 To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6) month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c)                                  To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement, including, without limitation under Section 2 or Section 10 hereof, are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments or expense reimbursements in one year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

ROBERT E. McNAMARA		ACCURAY INCORPORATED

/s/ Robert E. McNamara		/s/ Euan Thomson
Robert E. McNamara		Euan Thomson
Title: Chief Executive Officer

Date	10/17/08	Date	10/22/08

/s/ Darren J. Milliken
Darren J. Milliken
Associate General Counsel
Accuray Incorporated
10-21-08

Exhibit A

“ Closing Statement
Accuray Incorporated
ID: 20-8370041
1310 Chesapeake Terrace
Sunnyvale, CA 94089

Termination Date:    09/11/2008

ID:     410

Robert McNamara

56 Politzer Dr.

Menlo Park., CA United States 94025

Exercisable Options

Number	Grant Date	Plan/ Type	Price (S)	Shares Granted	Shares Exercised	Shares Exercisable	Vesting Stop Date	Total Price	Last Date To Exercise
00000790	11/07/05	1998/ISO	4.38000	21,875.00	0.00	21,875.00	9/11/2008	$95,812.50	12/11/08
00000791	11/07/05	1998/NQ	4.38000	128,125.00	100,000.00	28,125.00	9/11/2008	$123,187.50	12/11/08
00000997	08/23/06	1998/ISO	9.50000	10,966.00	0.00	293.00	9/11/2008	$2,783.50	12/11/08
00000997	08/23/06	1998/NQ	9.50000	89,034.00	0.00	74,706.00	9/11/2008	$709,707.00	12/11/08
00000715	01/25/05	1998/ISO	3.50000	114,284.00	0.00	114,284.00	9/11/2008	$399,994.00	12/11/08
00000716	01/25/05	1998/NQ	3.50000	385,716.00	70,000.00	315,716.00	9/11/2008	$1,105,006.00	12/11/08
00001562	08/31/07	2007/NQ	13.83000	60,000.00	0.00	32,500.00	9/11/2008	$449,475.00	12/11/08
00002180	08/29/08	2007/NQ	8.25000	60,000.00	0.00	17,500.00	9/11/2008	$144,375.00	12/11/08
		TOTALS		870,000.00	170,000.00	604,999.00		$3,030,340.50

Releasable Restricted Stock Awards

Number	Grant Date	Plan/ Type	Price (S)	Shares Granted	Shares Released	Shares Releasable	Shares Cancelled
00001564	08/31/07	2007/RSU	0.00000	10,000.00	2,500.00	2,500.00	5,000.00
		TOTALS		10,000.00	2,500.00	2,500.00	5,000.00

Exhibit B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

This confidentiality and inventions agreement (the “Agreement”) is made as of Dec 13, 2004 by and between Accuray Incorporated, a California corporation having a principal place of business at 1310 Chesapeake Terrace, Sunnyvale, California (“Company”) and Robert McNamara (“Employee”).

RECITALS:

A.                                   Company and Employee are engaged in discussions in contemplation of Company’s employment of Employee.

B.                                     In the course of dealings between the Company and Employee, either prior to or during Employee’s employment by Company, each party may have access to or have disclosed to it information which is of a confidential nature as that term is later defined in this Agreement.

C.                                     In addition, Employee may possess confidential information which Employee does not have the right to share with Company, or may be bound by agreements with or policies of third parties which purport to limit what Employee may do with or for the Company.

D.                                    Company and Employee each desire to establish and set forth their individual obligations with respect to the other’s Confidential Information and obligations.

AGREEMENT:

In consideration of the foregoing and of the following promises, agreements, warranties and representations, Company and Employee agree as follows:

Confidentiality/Non-disclosure

1.                                  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae, and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer information and lists, business forecasts, sales and merchandising, and marketing plans and information.

2.                                  Each of the parties agrees that it will not make any use of any Confidential Information of the other party which is supplied to or obtained by it in writing, orally or by observation, except to the extent necessary for negotiations, discussions, and consultations with personnel or authorized representatives of the other party; and any purpose the other party to whom such information is confidential may hereafter authorize in writing.

3.                                  Each of the parties agrees that it shall treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information, and each of the parties represents that it exercises reasonable care to protect its own Confidential Information.

1

4.                                       Each of the parties further agrees that it shall not publish, copy or disclose any Confidential Information of the other party to any third party and that it shall use best efforts to prevent inadvertent disclosure of such Confidential Information to any third party.

5.                                       Each party’s obligations under Paragraphs 2, 3, and 4 with respect to any portion of the other party’s Confidential Information shall terminate when the party receiving that Confidential Information (the “receiving party”) can document that:

(a)                             the Confidential Information was in the public domain at the time it was communicated to the receiving party by the other party;

(b)                            it entered the public domain subsequent to the time it was communicated to the receiving party by the other party through no fault of the receiving party;

(c)                             it was in the receiving party’s possession free of any obligation of confidence at the time it was communicated to the receiving party by the other party;

(d)                            it was rightfully communicated to the receiving party free of any obligation of confidence subsequent to the time it was communicated to the receiving party by the other party;

(e)                             it was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the other party;

(f)                               it was communicated by the other party to an unaffiliated third party free of any obligation of confidence; or

(g)                            the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

6.                                       All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs and lists) furnished to one party by the other, and which are designated in writing in an Attachment to this Agreement to be the property of such party, shall remain the property of such party and shall be returned to it promptly at its request, together with any copies thereof.

7.                                       Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

8.                                       Neither party shall export, directly or indirectly, any technical data acquired from the other pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

9.                                       This Agreement shall govern all communications between the parties that are made during the period from the effective date of this Agreement to the date on which either party receives from the other written notice that subsequent communications shall not be so governed, provided, however, that each party’s obligations under Paragraphs 2, 3, and 4 with respect to Confidential Information of the other party which it has previously received shall continue in perpetuity unless terminated pursuant to paragraph 5.

2

10.                                 Employee warrants and represents to the Company that Employee can carry out Employee’s obligations in this Agreement, can be employed by the Company in the capacity described in the employment agreement between them or in the Company’s letter offering employment to the Employee, and can carry out all of the duties of such employment without breaching or violating any contractual or other duty which Employee owes to any former employer or other third party.

11.                                 Employee further warrants and represents to the Company that, in performing the Employee’s duties to the Company under this and any other agreements between them, Employee shall neither make use of nor disclose to the Company any Confidential Information of any third party unless Employee has the legal right to so use or disclose.

12.                                 Employee agrees to hold harmless, defend, and indemnify the Company from and against any claim or suit against the Company by a third party which is based upon Employee’s failure to act in full accord with Employee’s warranties and representations contained in 10 and 11 above.

Inventions/Assignment

13.                                 Inventions shall mean all of the Employee’s right (including rights in copyrights), title and interest in and to ideas, inventions, developments, improvements, enhancements, creations, and other manifestations of intellectual property, whether or not protected or protectable by patent, copyright, trade name or trade secret laws, which are conceived or developed or reduced to practice (a) by Employee or with Employee’s participation during the course and within the scope of his employment by the Company, (b) at any time utilizing any human or other resources of the Company, or (c) during the period of employment and which relate to the business of the Company as being conducted or contemplated by the Company.

14.                                 Employee acknowledges and agrees that part of what Employee is being paid for is Employee’s work in connection with Inventions and, accordingly, Employee agrees that all Inventions are the property of the Company. Employee agrees to execute such patent and other applications, in the United States and other countries for the purpose of protecting Inventions, and such instruments of assignment of Inventions to the Company, as the Company requests, either during or after the period of Employee’s employment by the Company.

Miscellaneous

15.                                 Since unauthorized disclosure of Confidential Information and failure to participate in an application or assignment will diminish the value to the parties of the proprietary interests that are the subject of this Agreement, if either party breaches any of its obligations hereunder, the other shall be entitled to equitable relief to protect its interests therein, including but not limited to injunctive relief, as well as money damages.

16.                                 This Agreement shall be construed in accordance with the laws of the State of California, the state in which the Company is located and in which Employee is to be employed, without giving effect to principles of choice of law or conflict of laws.

17.                                 This Agreement is the complete and exclusive statement of the agreement between the parties, and supersedes all prior written and oral communications and agreements relating to the subject matter hereof.

3

18.                                 Any notice required to be given under this Agreement shall be deemed received upon personal delivery or acknowledgment of receipt of facsimile, the day following delivery to a reputable overnight courier, or three (3) days after mailing if sent by registered or certified mail, return receipt requested, to the addresses of the parties set forth below, or to such other address as either of the parties shall have furnished to the other in writing.

19.                                  In the event of invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement, and further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.

Accuray Incorporated		“Employee”

By:	/s/ Robert E. McNamara	/s/ Loretta Hillberry
Signature		Signature

Robert E. McNamara
Printed Name		Address

Title:
1310 Chesapeake Terrace		Address
Sunnyvale, CA 94089		Accuray, Inc.
1310 Chesapeake Terrace
56 Politzer Drive		Sunnyvale, CA 94089
Menlo Park, CA 94025

4

III.  ACKNOWLEDGEMENT OF ACCURAY’S CODE OF CONDUCT AND ETHICS

I have received and read Accuray’s Code of Conduct and Ethics. I understand the standards and policies contained in Accuray’s Code of Conduct and Ethics, Accuray’s Code of Ethics on Interactions with Health Care Professionals and understand that there may be additional policies or laws specific to my job. I further agree to comply with Accuray’s Code of Conduct and Ethics, Accuray’s Code of Ethics on Interactions with Health Care Professionals.

If I have questions concerning the meaning or application of Accuray’s Code of Conduct and Ethics, Accuray’s Code of Ethics on Interactions with Health Care Professionals, any company policies or the legal and regulatory requirements applicable to my job, I know I can consult my supervisor, the Human Resources Department, the in-house General Counsel, the CFO or the Compliance Officer, knowing that my questions or reports to these sources will be maintained in confidence.

/s/ Robert McNamara
Employee Name

/s/ Robert McNamara
Signature

12/13/04
Date

Please sign and return this form to the Human Resources Department at Accuray Headquarters:

Att’n: Human Resources Manager
1310 Chesapeake Terrace
Sunnyvale, CA 94089